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                                                                       EXHIBIT 5



                              [Company Letterhead]



                                  May 25, 2001



Ameron International Corporation
245 South Los Robles Avenue
Pasadena, California  91101


                  Re: Registration Statement on Form S-8


Ladies and Gentlemen:

                  I have acted as counsel for Ameron International Corporation, a Delaware corporation (the "Company"), in connection with the registration of 280,000 shares of Common Stock of the Company issuable under its 1992 Incentive Stock Compensation Plan and its 2001 Stock Incentive Plan (the "Plans"). In connection therewith, I have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about May 25, 2001. I have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the shares of Common Stock issuable under the Plans.

                  Based upon the foregoing, and in reliance thereon, I am of the opinion that the shares of Common Stock issuable under the Plans, when issued, delivered and paid for in accordance with the Plans and the agreements evidencing awards thereunder and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                  I am an employee of the Company.


                                Very truly yours,

                                /s/ Javier Solis

                                Javier Solis, Esq.
                                Senior Vice President, Secretary and
                                General Counsel